Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 22, 2024

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.716.4296

Federal Home Loan Bank of Atlanta Announces Preliminary Fourth Quarter and Annual 2023 Financial Results

Funds over $470 billion in advances in 2023 and commits over $100 million to affordable housing and community development for 2024

ATLANTA, February 22, 2024 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2023. All numbers reported below for 2023 are approximate until the Bank announces audited financial results in its Form 10-K, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about March 8, 2024.

Fourth Quarter 2023 Operating Results

•Net income for the fourth quarter of 2023 was $174 million, an increase of $100 million, compared to net income of $74 million for the same period in 2022. The increase in net income was primarily due to a $134 million increase in net interest income.

•The increases in net interest income and net income were primarily due to an increase in interest rates which impacted income from interest-earning assets more than the expense from interest-bearing liabilities. The net yield on interest-earnings assets for the fourth quarter of 2023 was 58 basis points, an increase of 30 basis points, compared to 28 basis points for the same period in 2022. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the fourth quarter of 2023 was 5.32 percent compared to 3.62 percent for the same period in 2022.

•The Bank's fourth quarter 2023 performance resulted in an annualized return on average equity (ROE) of 7.83 percent as compared to 4.20 percent for the same period in 2022. The increase in ROE was primarily due to the increase in net income during the quarter.

Annual 2023 Operating Results

•Net income for the year ended December 31, 2023 was $649 million, an increase of $465 million, compared to net income of $184 million for the same period in 2022. The increase in net income was primarily due to a $562 million increase in net interest income.

•The increases in net interest income and net income were primarily due to an increase in interest rates which impacted income from interest-earning assets more than the expense from interest-bearing liabilities, as well as an increase in average advance balances. The positive impact to net interest income and net income related to the higher average advance balances was offset by a corresponding increase in average consolidated obligation balances. The net yield on interest-earnings assets for the year ended December 31, 2023 was 50 basis points, an increase of 22 basis points, compared to 28 basis points for the same period in 2022. Many of the Bank's assets and liabilities are indexed to SOFR. The year-to-date average daily SOFR as of December 31, 2023 was 5.01 percent compared to 1.64 percent for the same period in 2022. The average advance balances were $125.4 billion for the year ended December 31, 2023, compared to $75.8 billion for 2022. The average consolidated obligation balances were $166.3 billion for the year ended December 31, 2023, compared to $106.5 billion for 2022.

•The Bank's 2023 performance resulted in an annualized return on average equity (ROE) of 7.43 percent as compared to 3.18 percent for the same period in 2022. The increase in ROE was primarily due to the increase in net income during the year.

Financial Condition Highlights

•Total assets were $152.4 billion as of December 31, 2023, an increase of $748 million from December 31, 2022.

•Advances outstanding were $96.6 billion as of December 31, 2023, a decrease of $13.0 billion from December 31, 2022, primarily due to member demand moderating during the later part of the year.

•Total capital was $8.1 billion as of December 31, 2023, an increase of $470 million from December 31, 2022. The increase in capital stock was primarily due to increases in the membership stock requirement which became effective August 25, 2023. Retained earnings increased to $2.5 billion as of December 31, 2023, compared to $2.3 billion as of December 31, 2022.

•As of December 31, 2023, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

Commitment to Affordable Housing and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law. For the year ended December 31, 2023, the Bank has accrued $72 million to its Affordable Housing Program (AHP) pool of funds that will be available to the Bank’s members and their communities in 2024.

•For the year ended December 31, 2023, the Bank made a total of $19 million of additional voluntary affordable housing and community development contributions available in 2023. This included $11 million in additional voluntary housing contributions to the Bank's AHP Homeownership Set-aside Program. This program assists eligible borrowers in purchasing or rehabilitating homes through the Bank's member financial institutions. The remaining $8 million supported the Bank's Multifamily Housing Bridge Fund to close funding gaps caused by rising construction costs and higher interest rates in affordable housing projects in the Bank’s district.

•In 2024, the Bank has voluntarily committed an additional five percent of its 2023 income before assessments, equal to $36 million, to further support the affordable housing and community development needs of its communities. This will result in a total commitment by the Bank to support affordable housing and community development needs of over $100 million in 2024.

•Since the inception of its AHP in 1990, the Bank has awarded more than $1.1 billion in AHP funds, assisting more than 174,000 households.

Reliable Source of Liquidity

•For 2023, the Bank originated a total of $470.0 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2023	2022
Advances	$96,608	$109,595
Investments	54,207	40,902
Mortgage loans held for portfolio, net	103	120
Total assets	152,370	151,622
Total consolidated obligations, net	141,572	141,510
Total capital stock	5,597	5,397
Retained earnings	2,524	2,283
Accumulated other comprehensive loss	(5)	(34)
Total capital	8,116	7,646
Capital-to-assets ratio (GAAP)	5.33%	5.04%
Capital-to-assets ratio (Regulatory)	5.33%	5.07%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2023	2022	2023	2022
Net interest income	$241	$107	$889	$327
Standby letters of credit fees	4	3	10	8
Other (loss) income	(1)	6	(5)	8
Total noninterest expense	51	33	173	138
Affordable Housing Program assessment	19	9	72	21
Net income	174	74	649	184
Return on average assets	0.41%	0.19%	0.36%	0.16%
Return on average equity	7.83%	4.20%	7.43%	3.18%

Additional financial information concerning the Bank's results of operations for the most recently completed year ended December 31, 2023, will be available in the Bank's Form 10-K that the Bank expects to file with the SEC on or about March 8, 2024 and will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $7.6 billion in Affordable Housing Program funds, assisting more than one million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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